FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            CAPITAL PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)



 Rhode Island                                               05-0386287
 (State of incorporation                                    (I.R.S. Employer
     or organization)                                       Identification No.)



1 Hospital Trust Tower
Providence, Rhode Island                                    02903
(Address of principal executive offices)                    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                     Name of each exchange on which
         to be so registered                     each class is to be registered

            Common Stock,                             American Stock Exchange
      $1.00 par value per share

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered

         The outstanding Common Stock of the Registrant is fully paid and non-assessable. The following summary description of certain provisions of the Registrant's articles of incorporation does not purport to be complete and is qualified in its entirety by reference to said provisions.

         The Registrant's articles of incorporation authorize 3,000,000 shares of Common Stock, par value $1.00 per share. The Board of Directors is authorized to issue shares of the Registrant's Common Stock from time to time without shareholder approval.

Dividend Rights

         Dividends may be declared on the Common Stock out of the funds legally available therefor. The Registrant is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of the Registrant and its shareholders to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Registrant in its capacity as a creditor of any subsidiary may be recognized.

Voting Rights

         Each holder of the Common Stock is entitled to one (1) vote for each share held of record on the books of the Registrant. Shareholders do not have cumulative rights with respect to the election of directors.

Liquidation and Preemptive Rights

         In the event of the liquidation, dissolution or winding-up of the Registrant, whether voluntary or involuntary, the holders of the Common Stock will be entitled (after all debts of the Registrant have been paid) to share ratably in all assets of the Registrant available for distribution to holders of Common Stock.

         The holders of the Common Stock have no preemptive rights.

Provisions Relating to Change in Control

         The Registrant is subject to the Rhode Island Business Combination Act (the "Business Combination Act") which, subject to certain exceptions, prohibits business combinations involving certain shareholders of publicly held corporations for a period of five years after such shareholders acquire 10% or more of the outstanding voting stock of the corporation (a "10% Holder"). A "business combination" is defined to include a merger or consolidation of the Registrant with the 10% Holder, a sale, lease, mortgage, pledge or other disposition with the 10% Holder involving 10% of the Registrant's assets, stock or earning power, a transaction in which the 10% Holder receives stock in the Registrant (other than in connection with a rights exercise or involving a pro rata distribution to all holders), the adoption of a plan of liquidation or dissolution proposed by or negotiated with the 10% Holder, or any reclassification, recapitalization, consolidation or other transaction proposed by or negotiated with the 10% Holder which has the effect of increasing his or her proportionate stock ownership in the Registrant.

Item 2.  Exhibits

         The securities described herein are to be registered on the American Stock Exchange, on which no other securities of the Registrant are registered. Accordingly, pursuant to Part II to the Instructions as to Exhibits on Form 8-A, the following exhibits are not filed with, or incorporated by reference in, copies of this Registration Statement on Form 8-A filed with the Commission, but are filed as part of this Registration Statement on Form 8-A filed with the American Stock Exchange except as provided below:

     1.1 Annual Report of the Registrant on Form 10-KSB for the year ended December 31, 1996 (incorporated in Exhibit 6.1 hereto).

     2.2 Quarterly Report of the Registrant on Form 10-QSB for the quarter ended March 31, 1997.

     3.1 Proxy Statement of the Registrant, dated March 24, 1997, for the Annual Meeting of Shareholders held April 29, 1997.

     4.1 Form of Restated Articles of Incorporation of the Registrant (a copy of which is filed herewith).

     4.2 Bylaws of the Registrant, as amended.

     5.1 Specimen certificate evidencing Common Stock (a copy of which is filed herewith).

     6.1 1996 Annual Report of the Registrant submitted to the Shareholders of the Registrant.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              CAPITAL PROPERTIES, INC.
                                              (Registrant)



                                     By:      /s/ Barbara J. Dreyer
                                              BARBARA J. DREYER
                                              Director, President and Treasurer



Dated:  June 6, 1997



                                                                     Exhibit 4.1
Filing fee:  $70.00


                                    FORM OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            Capital Properties, Inc.


         Pursuant to the provisions of Section 7-1.1-59 of the General Laws, 1956, as amended, the undersigned corporation adopts the following Restated Articles of Incorporation:

     FIRST: The name of the corporation is Capital Properties, Inc.

     SECOND: The period of its duration is perpetual.

     THIRD: The purpose or purposes which the corporation is authorized to pursue are:

     To buy, sell, hold and otherwise deal in the shares of stock and other securities of any other corporation or corporations, and to conduct any and all lawful business for which corporations may be organized under the Rhode Island Business Corporation Act.

     FOURTH. The aggregate number of shares which the corporation has authority to issue is 3,000,000 shares of common stock, $1.00 par value each.

Note: If the authorized shares consist of one class only, insert a statement of the par value of such shares or a statement that all of such shares are without par value.

         If the authorized shares are divided into classes, insert a statement of the number of shares of each class, a statement of the par value of the shares of each such class or that such shares are without par value, and a statement of the preferences, limitations and relative rights in respect of the shares of each class.

         If the authorized shares of any preferred or special class are issuable in series, insert a statement of the designation of each series, a statement of the variations in the relative rights and preferences as between series in so far as the same are fixed in the articles of incorporation and a statement of any authority vested in the board of directors to establish series and fix and determine the variations in the relative rights and preferences as between series.

     FIFTH:   Existing  provisions  limiting  or  denying  to  shareholders  the preemptive right to acquire additional or treasury shares of the corporation are:

                  Shareholders of the corporation shall have no preemptive rights with respect to unissued or treasury shares of the corporation or securities convertible into shares or carrying a right to subscribe to or acquire shares of the corporation.

     SIXTH: Existing provisions of the articles of incorporation for the regulation of the internal affairs of the corporation are:

                  See Exhibit A attached hereto and made a part hereof.

     SEVENTH: The restated articles of incorporation correctly set forth without change the corresponding provisions of the articles of incorporation as heretofore amended, and supersede the original articles of incorporation and all amendments thereto.



Dated June 12, 1997                                  Capital Properties, Inc.

                                            By       /s/ Barbara J. Dreyer

                                                     Its..........President

                                            and      /s/ Edwin G. Torrance

                                                     Its..........Secretary


STATE OF RHODE ISLAND      )
                           )        SC.
COUNTY OF PROVIDENCE       )

         At Providence in said county on this 12th day of June, 1997, personally appeared before me Barbara J. Dreyer, who, being by me first duly sworn, declared that she is the President of Capital Properties, Inc., that she signed the foregoing document as President of the corporation, and that the statements therein contained are true.


                                                     /s/ Jacqueline G. Maynard
                                                         Notary Public


(NOTARIAL SEAL)

3



                                    EXHIBIT A


     "SIXTH: Provisions (if any) for the regulation of the internal affairs of the corporation:

     I. (A) A Director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the Director's duty as a Director, except for (i) liability for any breach of the Director's duty of loyalty to the corporation or its shareholders, (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability imposed pursuant to the provisions of Section 43 of the Rhode Island Business Corporation Act, as amended (the "Act"), or (iv) liability for any transaction (other than transactions approved in accordance with Section 37.1 of the Act) from which the Director derived an improper personal benefit. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent so permitted. Any repeal or modification of this provision by the corporation shall not adversely affect any right or protection of a Director of the corporation existing prior to such repeal or modification.

     (B) The Directors of the corporation may include provisions in the corporation's by-laws, or may authorize agreements to be entered into with each Director, officer, employee or other agent of the corporation (an "Indemnified Person"), for the purpose of indemnifying an Indemnified Person in the manner and to the extent permitted by the Act.

     In addition to the authority conferred upon the Directors of the corporation by the foregoing paragraph, the Directors of the corporation may include provisions in its by-laws, or may authorize agreements to be entered into with each Indemnified Person, for the purpose of indemnifying such person in the manner and to the extent provided herein:

     (i) The by-law provisions or agreements authorized hereby may provide that the corporation shall, subject to the provisions of this Article, pay, on behalf of an Indemnified Person any Loss or Expenses arising from any claim or claims which are made against the Indemnified Person (whether individually or jointly with other Indemnified Persons) by reason of any Covered Act of the Indemnified Person.

     (ii) For the purposes of this Article, when used herein

     (1) "Directors" means any or all of the directors of the corporation or those one or more shareholders or other persons who are exercising any powers normally vested in the board of directors;

     (2) "Loss" means any amount which an Indemnified Person is legally obligated to pay for any claim for Covered Acts and shall include, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefit plans, excise taxes;

     (3) "Expenses" means any expenses incurred in connection with the defense against any claim for Covered Acts, including, without being limited to, legal, accounting or investigative fees and expenses or bonds necessary to pursue an appeal of an adverse judgment; and

     (4) "Covered Act" means any act or omission of an Indemnified Person in the Indemnified Person's official capacity with the Corporation and while serving as such or while serving at the request of the Corporation as a member of the governing body, officer, employee or agent of another corporation, including, but not limited to corporations which are subsidiaries or affiliates of the Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

     (iii) The by-law provisions or agreements authorized hereby may cover Loss or Expenses arising from any claims made against a retired Indemnified Person, the estate, heirs or legal representative of a deceased Indemnified Person or the legal representative of an incompetent, insolvent or bankrupt Indemnified Person, where the Indemnified Person was an Indemnified Person at the time the Covered Act upon which such claims are based occurred.

     (iv) Any by-law provisions or agreements authorized hereby may provide for the advancement of Expenses to an Indemnified Person prior to the final disposition of any action, suit or proceeding, or any appeal therefrom, involving such Indemnified Person and based on the alleged commission by such Indemnified Person of a Covered Act, subject to an undertaking by or on behalf of such Indemnified Person to repay the same to the corporation if the Covered Act involves a claim for which indemnification is not permitted under clause
(v), below, and the final disposition of such action, suit, proceeding or appeal results in an adjudication adverse to such Indemnified Person.

     (v) The by-law provisions or agreements authorized hereby may not indemnify an Indemnified Person from and against any Loss, and the corporation shall not reimburse for any Expenses, in connection with any claim or claims made against an Indemnified Person which the corporation has determined to have resulted from: (1) any breach of the Indemnified Person's duty of loyalty to the corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) action contravening Section 43 of the Act; or (4) a transaction (other than a transaction approved in accordance with Section 37.1 of the Act) from which the person seeking indemnification derived an improper personal benefit.

     (vi) The agreements authorized hereby may contain such other terms and conditions, consistent with the provisions of this section, as the board of directors determines to be necessary or desirable.

     II. Pursuant to Section 7-1.1-30.3(2) of the General Laws, 1956, as amended, and except for actions pursuant to Section 7-1.1-67, 7-1.1-70 or 7-1.1-72 of the General Laws, 1956, as amended, whenever the vote of the shareholders at a meeting thereof is required or permitted to be taken for and in connection with any corporate action, such action may be taken without a meeting by the written consent of less than all the shareholders entitled to vote thereon if the shareholders who so consent would be entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon are present. Prompt notice of such action shall be given to all shareholders who would have been entitled to vote upon the action if such meeting were held."


50708                                                                Exhibit 5.1


COMMON STOCK                                                    COMMON STOCK


NUMBER                                                          SHARES

CP

THIS CERTIFICATE IS TRANSFERABLE                              CUSIP 140430 10 9
IN NEW YORK, NEW YORK
                                                               SEE REVERSE FOR
                                                             CERTAIN DEFINITIONS


                            CAPITAL PROPERTIES, INC.

            INCORPORATED UNDER THE LAWS OF THE STATE OF RHODE ISLAND



THIS CERTIFIES that




is the owner of



     FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF THE PAR VALUE OF $1.00 each of CAPITAL PROPERTIES, INC. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:


____________________________    __________________________________________
         Secretary                              President




                                                      CAPITAL PROPERTIES, INC.


     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

         TEN COM - as tenants in common
         TEN ENT - as tenants by the entireties
         JT TEN -- as joint tenants with right of
                           survivorship and not as tenants
                           in common
         UNIF GIFT MIN ACT ----------Custodian----------
                           _________________(Cust)                     (Minor)
         under Uniform Gifts to Minors Act


     Additional abbreviations may also be used though not in the above list.

     For value received, ------------------------ hereby sell, assign and transfer unto


                     PLEASE INSERT SOCIAL SECURITY OR OTHER
                         IDENTIFYING NUMBER OF ASSIGNEE


     ......................................................................


 ................................................................................
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE
 ................................................................................

 ................................................................................

 ................................................................................
Shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint..............................................
 ................................................................................

 ................................................................................

 ................................................................................

     Attorney to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.


Dated, .....................................



     ___________________________________________________________________________
       NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement, or any change whatever.



SIGNATURE GUARANTEED:                  _________________________________________
                                     THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN
                                          ELIGIBLE GUARANTOR INSTITUTION (BANKS,
                                     STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS
                                         AND CREDIT UNIONS WITH MEMBERSHIP IN AN
                                          APPROVED SIGNATURE GUARANTEE MEDALLION
                                      PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.